Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 8th day of November 2013, by and between ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Scott Gaille (“Employee”).

1.                                      Restatement of Employment Agreement.  Except as stated herein, the Company and Employee agree to restate and fully incorporate by reference herein the terms and conditions of the Employment Agreement dated October 3, 2012 between the parties (the “Employment Agreement”).

2.                                      Revision to Section 8(g) of the Employment Agreement.  Section 8(g) of the Employee Agreement is amended such that the following shall completely replace the prior Section 8(g) appearing in the original Employment Agreement:

“(g)                            Change of Control and Termination Following Change of Control.  Upon a Change of Control, the Company shall (i) pay to Employee, on the thirtieth (30th) day following the effective date of the Change of Control and payable in a lump sum, (x) an amount in the aggregate equal to three (3) times the most recent target STI Award, and (y) the cash portion of any outstanding, unvested LTI Award that would have been payable had Employee’s employment with the Company continued through the applicable vesting date, and (ii) immediately vest any unvested Common Shares, including but not limited to any Common Shares that comprise any past LTI Award.  If, during the one (1) year period following such Change of Control, Employee is terminated because of an Expiration or by the Company without Cause, or Employee terminates his employment with or without Good Reason, in lieu of the benefits payable pursuant to Sections 8(d) or 8(e) or 8(f) hereof, as applicable, and in addition to the benefits payable pursuant to the preceding sentence, Employee shall be entitled to:

(i)                                     The Accrued Obligations;

(ii)                                  A lump-sum cash payment equal to two (2) times Employee’s Base Salary, which amount shall be paid within thirty (30) days of the effective date of termination;

(iii)                               Continuation, during the Change of Control Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 8(d)(vii) above.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.”

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

ZAZA ENERGY CORPORATION

/s/ Todd Brooks
By: TODD BROOKS
PRESIDENT & CEO

EMPLOYEE

/s/ Scott Gaille
SCOTT GAILLE